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                                                                    EXHIBIT 99.1
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                                  NEWS RELEASE
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[LOGO OF PS GROUP, INC.
APPEARS HERE]

FOR IMMEDIATE RELEASE
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                      PS GROUP, INC. SETS DATE FOR ANNUAL
                         STOCKHOLDER MEETING TO VOTE ON
                         HOLDING COMPANY REORGANIZATION
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                       ALSO ANNOUNCES CHANGES IN PROPOSED
                        TRANSFER RESTRICTIONS APPLICABLE
                      TO CERTAIN EXISTING 5% STOCKHOLDERS



     SAN DIEGO, CA, APRIL 3, 1996 -- PS Group, Inc. (NYSE Symbol: PSG) announced today that its Board of Directors has set Tuesday, May 28, 1996 as the date of the Company's 1996 Annual Meeting of Stockholders. The record date for determining stockholders entitled to vote at the 1996 Annual Meeting was March 29, 1996.

     As previously announced on February 9, 1996, at the 1996 Annual Meeting stockholders will be asked to vote on a proposed holding company reorganization which, if consummated, will result in PS Group becoming a wholly-owned subsidiary of a newly-formed Delaware corporation called PS Group Holdings, Inc. In the proposed reorganization, each share of PS Group will be converted into one share of PS Group Holdings on a tax-free basis. The common stock of PS Group Holdings will be listed on the New York and Pacific Stock Exchanges, as is currently the case with respect to the common stock of PS Group.

     The sole purpose of the proposed reorganization is to help preserve PS Group's substantial net operating loss and investment tax credit carryforwards and other tax benefits for use in offsetting future taxable income by decreasing the risk of an "ownership change" for federal income tax purposes. This will be accomplished by imposing certain restrictions on the transfer of PS Group Holdings' stock.

     As previously reported, certain federal income tax regulations could severely limit PS Group's tax benefits. These limitations would apply if there were an "ownership change," as defined by the applicable regulations. Generally speaking, an "ownership change" occurs whenever, within a

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three-year period, the aggregate ownership of a company's stock by its "five-
percent shareholders" (as defined by the regulations) increases by more than fifty percentage points. Making the calculation is complex and uncertain. PS Group believes that no "ownership change" has occurred with respect to it but that, as of the date of this press release, the aggregate percentage point increase in the ownership of its stock by its "5-percent shareholders" was in excess of 35%.

     There is a risk that future changes, primarily involving present or future holders of 5% of more of PS Group's shares, could result in an "ownership change" as calculated for federal income tax purposes. Generally, PS Group has no control over purchases or sales by investors who acquire 5% or more of its shares. However, the reorganization is being proposed to reduce the risk of an "ownership change" occurring by restricting transfers that would be taken into consideration in making the relevant calculation.

     The Board of Directors of PS Group has approved three changes in the proposed transfer restrictions to be submitted for stockholders approval at the 1996 Annual Meeting. The first of these changes relates to the identification of those "preexisting 5-percent shareholders" of PS Group whose shares will be exempt from certain of the restrictions. As previously announced, PS Group is aware of four existing 5-percent shareholders who held their shares on February 8, 1996 (the date fixed by the Board for determining status as a "preexisting 5-percent shareholder" because it was the day before the Company's first public announcement of the proposed reorganization). These shareholders and their percentage ownership of PS Group stock as of the record date for the 1996 Annual Meeting are: Berkshire Hathaway Inc. (19.9%); ESL Partners, L.P. (19.7%); Donaldson, Lufkin & Jenrette Securities Corporation and certain affiliated entities (7.7%); and Mr. J.P. Guerin, a member of the Board of PS Group (5.3%).

     Since PS Group cannot control transfers of its shares, there may be other stockholders who held 5% or more of its stock on February 8, 1996 but of whom PS Group is unaware. Under the originally proposed transfer restrictions, any such stockholders were to be treated in the same manner as the known "preexisting 5-percent shareholders" if at any time they satisfied the Board of Directors of PS Group Holdings that they owned their shares on February 8, 1996. Under one of the changes announced today, such stockholders will have until April 30, 1996 to satisfy the Board of Directors of PS Group Holdings (which consists of the same five individuals who constitute the Board of Directors of PS Group) as to their ownership of 5% or more of PS Group's stock on February 8. Unless they do so, their shares will be subject to all of the transfer restrictions if the proposed reorganization is consummated. PS Group's Board is proposing this change to enable it, before the consummation of the proposed

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reorganization, to identify definitively the 5-percent shareholders who will be eligible for treatment as "preexisting 5-percent shareholders" and to confirm the currently available information indicating the Company's annual percentage point ownership change for purposes of the applicable federal income tax regulations.

     The second and third changes announced today relate to those transfers of shares held by "preexisting 5-percent shareholders" that will be exempt from the proposed transfer restrictions. As originally announced, the restrictions will exempt any transfer of such shares that would not result in a new 5-percent shareholder or increase the ownership percentage of an existing 5-percent shareholder (in addition, transfers of interests in entities, such as Berkshire Hathaway, ESL Partners and Donaldson, Lufkin & Jenrette, that are "preexisting 5-percent shareholders," as distinct from transfers of shares of PS Group Holdings owned by such entities, will not be restricted). Under the second of the changes announced today, the Board of Directors of PS Group Holdings will be required to consent unconditionally to transfers by "preexisting 5-percent shareholders" (but not their permitted transferees) which do not qualify for the previously-announced exemption but which, in the Board's determination, do not increase the annual percentage point ownership change nor raise the ownership level of an existing 5-percent shareholder. Since, in general, this change will only be applicable to transfers of shares acquired by a "preexisting 5-percent shareholder" within three years prior to the transfer, to PS Group's knowledge the shares of PS Group Holdings to be issued to Berkshire Hathaway and Mr. Guerin will not be transferable under this exception if the proposed reorganization is consummated, unlike the shares held by ESL Partners and Donaldson, Lufkin & Jenrette.

     Under the third of the changes announced today, when a "pre-existing 5-percent shareholder" has transferred its shares of PS Group Holdings with the Board's consent under the above-described exemption to a transferee whose only shares of PS Group Holdings are the shares so transferred, that permitted transferee will be able to re-transfer the shares provided the re-transfer would not result in a new 5-percent shareholder or increase the ownership percentage of an existing 5-percent shareholder.

     PS Group and PS Group Holdings have filed with the Securities and Exchange Commission an amended preliminary version of the proxy statement/prospectus to be distributed to stockholders in connection with the 1996 Annual Meeting. That document is publicly available and includes the revised text of the proposed transfer restrictions. However, the offering of the shares of common stock of PS Group Holdings to be issued in the proposed reorganization will be made under the federal securities laws only pursuant to the definitive

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version of that document declared effective by the Securities and Exchange
Commission.

     The extent of the actual future utilization of PS Group's tax benefits is subject to inherent uncertainty inasmuch as the utilization depends on the amount of otherwise-taxable income against which PS Group will be able to utilize the tax benefits in future years. Accordingly, even though the proposed reorganization, if consummated, will reduce the risk of an "ownership change" occurring that could limit PS Group's ability to use the tax benefits, there can be no assurance that PS Group will have sufficient taxable income in future years to actually use the tax benefits before they would otherwise expire. Nevertheless, if the proposed reorganization is consummated, the transfer restrictions on the shares of PS Group Holdings will remain in effect for at least fifteen years unless its Board of Directors determines they are no longer needed to preserve the tax benefits.

     This press release may be deemed to contain certain forward-looking statements with respect to the financial condition of PS Group, Inc. which involves risks and uncertainties including, but not limited to, the availability of the tax benefits referred to herein, the amount of otherwise-taxable income against which such benefits may be offset, and the effect of the proposed transfer restrictions referred to herein in reducing the risk of a loss of such benefits. Further information on potential factors which could affect the financial results of PS Group and, following the proposed reorganization, PS Group Holdings are included in the filings of PS Group with the Securities and Exchange Commission.

                                     * * *


                                    CONTACT:


LAWRENCE A. GUSKE                               DANIEL H. BURCH
PS GROUP, INC.                                  MACKENZIE PARTNERS, INC.
(619)642-2982                                   (212)929-5748

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